Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2016, except for the effect of the inclusion of an additional product line within the Resins & Chemicals Business of Honeywell International Inc. and the revision as discussed in Note 1 to the combined financial statements, as to which the date is July 25, 2016, relating to the combined financial statements of AdvanSix Inc., which appears in Amendment No. 5 to the Registration Statement on Form 10 of AdvanSix Inc. (File No. 001-37774) effective as of September 8, 2016, filed with the Securities and Exchange Commission.

/s/PricewaterhouseCoopers LLP
Florham Park, NJ
September 30, 2016